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                                                                      EXHIBIT 11

                               HADCO CORPORATION

                STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

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
                                                                                  THREE MONTHS
                                           FOR THE YEARS ENDED OCTOBER,          ENDED JANUARY
                                          -------------------------------     --------------------
                                           1994        1995        1996        1996         1997
                                          -------     -------     -------     -------     --------
                                                                                  (UNAUDITED)
Primary:
  Net Income (Loss).....................  $ 9,943     $21,374     $32,014     $ 7,191     $(69,161)
                                          =======     =======     =======     =======      =======
  Average shares outstanding............    9,861       9,805      10,245      10,020       10,413
  Add: Average common stock equivalents
     outstanding........................    1,536       1,553       1,140       1,392           --
  Less: Shares assumed repurchased under
     the treasury stock method..........     (677)       (552)       (301)       (308)          --
                                          -------     -------     -------     -------      -------
          Total.........................   10,720      10,806      11,084      11,104       10,413
                                          -------     -------     -------     -------      -------
  Per share amount......................  $   .93     $  1.98     $  2.89     $   .65     $  (6.64)
                                          =======     =======     =======     =======      =======
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